Exhibit 9.1
Consent of the Independent Registered Public Accounting Firm to the Board of Directors of Credit Suisse Group AG
We consent to the incorporation by reference in the registration statement (No. 333-202913) on Form F-3 and in the registration statements (No. 333-101259 and No. 333-208152) on Form S-8 of Credit Suisse Group AG of our reports dated March 24, 2017 with respect to the consolidated balance sheets of Credit Suisse Group AG and its subsidiaries (the “Group”) as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 20-F of the Group.
KPMG AG
/s/ Nicholas Edmonds         /s/ Anthony Anzevino
Nicholas Edmonds              Anthony Anzevino
Licensed Audit Expert         Global Lead Partner
Auditor in Charge
Zurich, Switzerland
March 24, 2017